Exhibit 10.1

Starbucks Coffee Company PO Box 34067 Seattle, WA 98124-1067 206/318-1575

March 30, 2005

Mr. James Donald
2401 Utah Avenue S.
Seattle, WA 98134

Dear Jim:

This document is designed to provide you with information regarding the terms and conditions of your employment based on your promotion to president and chief executive officer, Starbucks Corporation, effective on April 1, 2005.

Base Salary
You will continue to be paid bi-weekly at a base salary that annualizes to $840,000.00.

Bonus
You will continue to participate in the Executive Management Bonus Plan at an incentive target of 100% of your eligible base salary, effective October 4, 2004, the first day of fiscal 2005.

Stock Options
Effective April 1, 2005, you will be granted an option to purchase up to 100,000 shares of Starbucks common stock under the 2005 Key Employee Sub-Plan to Starbucks Corporation 2005 Long-Term Equity Incentive Plan, subject to approval by the Compensation and Management Development Committee of the Board of Directors. The per share exercise price of the option will be the regular trading session closing price of a share of Starbucks common stock on the date of grant. The option will vest in equal installments over a period of three (3) years, beginning on the first anniversary of the date of the grant, subject to your continued employment.

Management Deferred Compensation Plan
You will continue to be eligible to participate in the Management Deferred Compensation Plan (MDCP) if you are on our U.S. payroll.

Vacation
You will continue to receive an annual vacation grant of four (4) weeks. Unused vacation is not carried forward to the next fiscal year.

Executive Life Insurance
You will continue to receive the maximum partner life coverage benefit paid for by Starbucks of $1,000,000.

Retirement Programs
At present, Starbucks does not offer qualified or non-qualified pension plans and provides no retiree medical, dental, vision or other Company retiree health care plans. If Starbucks elects to offer such plans during the course of your employment with the Company, we will provide service credit under these plans, which will be effective from the original date of your employment with the Company.

In the event the provisions for giving service credit back to your original date of employment with Starbucks are not offered under a qualified pension or retiree health care plan that Starbucks elects to offer during your period of employment, Starbucks will provide a non-qualified arrangement to provide such service credit and benefits as are commensurate with any qualified plans that the Company adopts during your period of employment.

Mr. Jim Donald
March 30, 2005

Insider Trading
As president and ceo of the Company, you will continue to be prohibited from trading Starbucks securities (or, in some circumstances, the securities of companies doing business with Starbucks) from time to time in accordance with the Company’s Insider Trading Policy and Blackout Procedures, a copy of which you have been provided.

Coffee Hedging
As an officer of the Company, you are prohibited from trading in coffee commodity futures for your own account. If you have further questions, please contact your Partner Resources generalist.

Other Benefits
You will continue to be eligible to participate in the benefits, savings and stock programs outlined in Your Special Blend, a copy of which has been provided to you. Please note that although it is Starbucks intention to continue these plans, they may be amended or terminated at any time without notice.

“At will” employment
In your position as president and ceo, you will remain employed “at will,” meaning that either you or Starbucks can end the employment relationship at any time, for any reason not prohibited by law.

Non-Competition Agreement
You will continue to be bound to the terms and conditions of the Non-Competition Agreement, dated October 15, 2002, between you and the Company.

Miscellaneous
This letter, and the agreements and documents referred to herein, constitute the entire agreement regarding your employment with Starbucks and supersede all prior or contemporaneous agreements or arrangements, written or oral, concerning your employment. This letter will be governed by the laws of the State of Washington, without regard to such state’s conflicts of laws rules.

* * * * *

Warm regards,

/s/ Howard Schultz

Howard Schultz chairman

Accepted by:

/s/ James Donald	3-30-05

James Donald	Date

cc: Partner File
Stock Administration